Results of July 14, 2000 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               October 5, 2000. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                        Common Shares
                                         Votes
                                 Votes for   withheld
               Jameson Adkins Baxter  41,593,598
448,437
               Hans H. Estin  41,560,302          481,733
               Ronald J. Jackson      41,593,146
448,889
               Paul L. Joskow 41,583,905          458,130
               Elizabeth T. Kennan    41,585,354
456,681
               Lawrence J. Lasser     41,582,918
459,117
               John H. Mullin III     41,586,153
455,882
               George Putnam, III     41,589,108
452,927
               A.J.C. Smith   41,569,423          472,612
               W. Thomas Stephens     41,585,617
456,418
               W. Nicholas Thorndike  41,572,681
469,354

                              Preferred Shares
                                     Votes
                               Votes for            withheld
J. A. Hill                               1593
0
R. E. Patterson                                  1593
0



               A proposal to ratify the selection of KPMG
               LLP as the independent auditors of your fund was approved as follows:
               41,551,601 votes for, and 160,805 votes
against, with 329,629
               abstentions and broker non-votes.


               All tabulations are rounded to nearest whole number.